ImmuCell Announces Financial Results for First Quarter of 2011

PORTLAND, ME -- (Marketwire - May 16, 2011) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the quarter ended March 31, 2011.

For the three-month period ended March 31, 2011, product sales increased by 19%, or $244,000, to $1,556,000 in comparison to the same period in 2010. For the twelve-month period ended March 31, 2011, product sales increased by 6%.

"A 21% increase in sales of First Defense® during the first quarter of 2011 over the first quarter of 2010 demonstrates a return on our increased investment in sales and marketing," commented Michael F. Brigham, President and CEO. "This growth in our commercial business is important to us while we advance towards the completion of the development of Mast Out®."

The loss before income taxes was $31,000 during the three-month period ended March 31, 2011 in comparison to a loss before income taxes of $65,000 during the same period in 2010. The net loss was $23,000, or $0.01 per share, during the three-month period ended March 31, 2011 in comparison to a net loss of $53,000, or $0.02 per share, during the same period in 2010.

Cash, cash equivalents and short-term investments increased by 15%, or $683,000, to $5,309,000 at March 31, 2011 as compared to $4,626,000 at December 31, 2010. Stockholders' equity decreased by less than 1%, or $14,000, to $9,269,000 at March 31, 2011 as compared to $9,282,000 at December 31, 2010. The Company had 2,974,000 shares of common stock outstanding as of March 31, 2011.

                                                        (Unaudited)
                                                    Three-Month Periods
                                                       Ended March 31,
                                                  ------------------------
(In thousands, except per share amounts)              2011         2010
                                                  -----------  ------------

Product sales                                     $     1,556  $      1,312
Cost of goods sold                                        687           573
                                                  -----------  ------------
Gross margin                                              869           739

Product development expenses                              472           405
Sales, marketing and administrative expenses              413           408
                                                  -----------  ------------
Other operating expenses                                  885           813
                                                  -----------  ------------

NET OPERATING LOSS                                         16            74

Other (expenses) revenues, net                            (15)           10
                                                  -----------  ------------

LOSS BEFORE INCOME TAXES                                   31            64

Income tax benefit                                          8            11
                                                  -----------  ------------

NET LOSS                                          $        23  $         53
                                                  ===========  ============

Weighted average common shares outstanding:
Basic                                                   2,974         2,971
Diluted                                                 2,974         2,971

NET LOSS PER SHARE:
Basic                                             $      0.01  $       0.02
Diluted                                           $      0.01  $       0.02

                                             At March 31,   At December 31,
                                                 2011            2010
                                            --------------- ---------------

Cash, cash equivalents and short-term
 investments                                $         5,309 $         4,626
Total assets                                         11,409          10,751
Net working capital                                   6,881           6,441
Stockholders' equity                        $         9,269 $         9,282

About ImmuCell:

ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106